Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is entered into as of July 16, 2018 by and between Novelion Services USA, Inc., a Delaware corporation (the “Company”), and Michael D. Price (the “Executive”).
WHEREAS, Executive and Company are parties to an Employment Agreement, dated as of November 27, 2017, as amended (the “Employment Agreement”); and
WHEREAS, Executive and Company have agreed to amend certain provisions of the Employment Agreement.
NOW, THEREFORE, in consideration of the mutual promises set forth herein, Company and Executive hereby agree as follows:

1.	Section 1(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
Position and Duties. During the Term, the Executive shall serve as the Executive Vice President, Chief Financial Officer (“CFO”), reporting to the Company’s Chief Executive Officer (“CEO”). Pursuant to the Master Service Agreement between the Company and Novelion Therapeutics, Inc. (“Novelion”) dated November 29, 2016 (the “Service Agreement”), Executive may also be required, on behalf of the Company, to perform services to Novelion and its other Affiliates, including holding an office in Novelion. These services shall include serving as Executive Vice President and CFO of Novelion, Executive’s current officer and director roles in the Company’s Affiliates and such other duties consistent with the Service Agreement as may be assigned and/or prescribed from time to time by the CEO, the Board of Directors of the Company (the “Board”) or its designee, or by the Board of Directors of Novelion (the “Novelion Board”) pursuant to the Service Agreement, provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive will comply with the policies of the Company and Aegerion. For certainty, at all times Executive will be an employee of the Company and not an employee of Novelion, and when Executive provides services to Novelion he will be doing so as an employee of the Company performing contracted management services as provided to Novelion under the Service Agreement. For the purpose of this Agreement, “Affiliate” with reference to the Company and Novelion, shall have the meaning given to it in the Delaware General Corporation Law as of the date of this Agreement and, for certainty includes, without limitation, Novelion and Aegerion Pharmaceuticals, Inc. (“Aegerion”) and any other current or future Affiliates of the Company.

2.	Section 2(c), paragraph 2, of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

The Executive will be also entitled to participate in those equity incentive plans and programs provided from time to time to the Executive by Novelion on the terms and conditions for such participation as established and changed from time to time by Novelion in its sole discretion. Section 5 of this Amendment contains terms and conditions covering the acceleration of such equity awards upon the occurrence of certain events. To the extent that there is any inconsistency between the applicable terms of Section 5 of this Amendment and the Equity Documents, this Amendment shall control.

3.	Section 3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

a.	Death. The Executive’s employment hereunder shall terminate upon his death.

b.
Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 90 consecutive days, or 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

c.
Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) a material and willful misrepresentation by the Executive to the CEO, the Board or the Novelion Board regarding a matter of material importance to the Company; (iii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if he were retained in his position; (iv) continued non-performance by the Executive of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the CEO; (v) a breach by the Executive of any of the provisions contained in Section 4 of the Employment Agreement; (vi) a material violation by the Executive of the Company’s written employment policies; or (vii) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

d.
Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) of this Amendment and does not result from the death or disability of the Executive under Section 3(a) or (b) of this Amendment shall be deemed a termination without Cause.

e.
Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i)

the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

f.
Notice of Termination. Except for termination as specified in Section 3(a) of this Amendment, any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

g.
Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) of this Amendment or by the Company for Cause under Section 3(c) of this Amendment, the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d) of this Amendment, the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) of this Amendment without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) of this Amendment with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4.	Compensation Upon Termination.

a)Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(g) of the Employment Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

b)Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) of this Amendment, or the Executive terminates his employment for Good Reason as provided in Section 3(e) of this Amendment, then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination, the Company shall make the following payments to the Executive (“Severance Pay”):

i.the Company shall continue the Executive’s Base Salary for 12 months following the Date of Termination (“Severance Pay Period”). In addition, if the Board determines that the Executive is eligible for a Target Bonus for the year during which his employment terminates, the Executive shall be paid his Target Bonus for the year of termination, prorated for the portion of the year during which the Executive was employed; and

ii.if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall continue to contribute its regular share of the premium for the Executive’s group health coverage, during the Severance Pay Period, provided that the Executive continues to be eligible for such COBRA continuation coverage; and

iii.the amounts payable under this Section 4(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5.
Change in Control Payments. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control (as defined below) of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) of this Amendment regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 18 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 18 months after the occurrence of a Change in Control.

a)
Change in Control. During the Term, if within 18 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) of this Amendment or the Executive terminates his employment for Good Reason as provided in Section 3(e) of this Amendment, then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination,

i.the Company shall continue the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher), for 12 months following the Date of Termination and pay Executive his Target Bonus for the year in which the Date of Termination occurs, pro-rated based on the number of days Executive is employed by the Company in the year of the Date of Termination); and

ii.notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination; and

iii.if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 12 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

iv.The amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

b)Modified Economic Cutback Following a Sale Event. Notwithstanding any other provision in this Agreement, if it is determined that any payments made to the Executive pursuant to this Agreement in relation to a Change in Control, including without limitation a payment made pursuant to Section 5(a) of this Amendment (the “Change in Control Payments”), are or will be subject to excise tax under Section 4999 of the Code and the deduction of the excise tax payable will result in less net income to the Executive after regular tax withholdings are deducted than the net income the Executive would have received if the Change in Control Payments were the highest amount that could be paid to the Executive without incurring such excise tax, then, at the sole discretion of the Executive, the Change in Control Payments made pursuant to this Agreement may be reduced to the amount that would not cause any excise taxes to be payable by Executive.

c)Compliance with Post-Employment Obligations. Notwithstanding anything in this Agreement to the contrary, the Executive’s eligibility for the Severance Pay pursuant to Section 4(b) of this Amendment and the Change in Control Payments pursuant to Section 5 of this Amendment shall cease if the Executive engages in any conduct in violation of Section 4(a) of the Employment Agreement.

d)Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:
i.any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

ii.the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

iii.the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

6.	Section 409 A.
a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).

d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.
Other Provisions. The Employment Agreement, as modified by this Amendment, shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Amendment may be by actual or facsimile signature. Capitalized terms used in this Amendment and not defined shall have the meanings ascribed to them in the Employment Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment to Employment Agreement as a sealed instrument as of the date first above written.

NOVELION SERVICES USA, INC.	EXECUTIVE
/s/ Linda Buono	/s/ Michael D. Price
By: Linda Buono	By: Michael D. Price
Title: SVP, Human Resources	Title: EVP, Chief Financial Officer